neah power SySTEMS SHips REVENUE GENERATING product to FORTUNE 150 Defense SUPPLIER

Bothell, WA, September 27, 2012 – Neah Power Systems, Inc., (OTCBB: NPWZ) www.neahpower.com, a provider of power solutions using proprietary, award winning technology for the military, transportation, and portable electronics markets, announced today that it has shipped revenue generating product  to a Fortune 150 US Defense Supplier against a previously announced purchase order for the Company’s PowerChipTM fuel cell.

The defense supplier is exploring the use of Neah’s PowerchipTM fuel cell for a range of applications including soldier power, remote power stations, and unmanned underwater and aerial vehicles. Neah anticipates additional purchase orders from this customer throughout the remainder of calendar 2012, with broader adoption in 2013.

Dr. D’Couto, Neah Power Systems, Inc. CEO said “We continue to be enthused about applications development for a wide variety of uses that require power densities previously considered unsuitable for fuel cells.  The superior performance and cost effective product allows Neah Power Systems to offer differentiated solutions for a variety of defense, commercial and consumer customers.”

Neah Power Systems employees visited the customer’s facility for training its personnel on the operational aspects of the fuel cell.

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About Neah Power

Neah Power Systems, Inc. (NPWZ.OB) is a developer of long-lasting, efficient and safe power solutions for the military, transportation, and portable electronics applications. Neah uses a unique, patented and award winning, silicon-based design for its PowerchipTM micro fuel cells that enable higher power densities, lower cost and compact form-factors. Previous awards include the 2012 ZINO Green finalist, the 2010 WTIA finalist, and 2010 Best of What’s NewTM Popular Science and other awards. The Company’s micro fuel cell system can run in aerobic and anaerobic modes.

Further Company information can be found at www.neahpower.com.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include, without limitation, general macroeconomic factors and risks specific to the industries in which the Company operates. See Neah Power Systems’ Form 10-K for the fiscal year ended September 30, 2011for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.

Contact:

Marianne Breum

info@neahpower.com

(425) 424-3324